Exhibit 21.1

Outdoor Channel Holdings, Inc.

Listing Of Subsidiaries

Details of the consolidated subsidiaries at December 31, 2005 are as follows:

	State Of
	Incorporation/
Name	Organization	Percent Held

43455 BPD, LLC	California	100%

LDMA-AU, Inc.	Nevada	100%

Gold Prospector’s	California	100%
Association of America, Inc.

Gold Prospector’s	California	100% (held by Gold Prospector’s
Association of		Association of America, Inc.)
America, LLC

The Outdoor Channel, Inc.	Nevada	100% (held by Gold Prospector’s
		Association of America, Inc.)